Filed Pursuant to Rule 433
Registration No. 333-134553

FX Basket-Linked Note

Preliminary Terms and Conditions
“Leveraged Currency Appreciation Basket”	June 19, 2007

100% Principal-Protected	Contact: + 1 212 526 2237

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Summary Description

This note allows an investor to hold a long position in the Euro (EUR), Japanese Yen (JPY), Brazilian Real (BRL), Russian Ruble (RUB), Indian Rupee (INR) and Chinese Renminbi (CNY) and a short position in the U.S. Dollar (USD) via a single basket consisting of these long currencies (with the long currencies having a positive weighting in the basket).  If the Basket Return, which is linked to the performance of the long currencies vs. the USD, is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the notes plus an additional return equal to the principal amount of the notes multiplied by the product of [210]% (the Leverage) and the appreciation in the Basket Return (that is, the amount by which the Basket Return exceeds zero).  If the Basket Return on the Valuation Date is less than or equal to zero, then the investor will receive at maturity only the principal amount of the notes, with no additional return.  The notes do not bear interest and are 100% principal protected if held to maturity.

Issuer	Lehman Brothers Holdings Inc. (A1, A+, A+)

Issue Size	USD [TBD]

Issue Price	100%

Principal Protection	100%

Trade Date	[TBD]

Issue Date	Trade Date + [4] Business Days

Valuation Date

Maturity Date – [4] Valuation Business Days; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Disruption Events” below).

Maturity Date	Issue Date + 3 Years

Reference Currencies	Brazilian Real (BRL), Russian Ruble (RUB), Indian Rupee (INR), Chinese Renminbi (CNY), Japanese Yen (JPY) and Euro (EUR)

Reference Exchange Rates	The spot exchange rates for each of the Reference Currencies quoted against the U.S. dollar expressed as number of units of the Reference Currency per USD 1.

Leverage	[210]%

Redemption Amount	A single U.S. dollar payment on the Maturity Date equal to the principal amount of each note plus the Additional Amount, if any

Additional Amount	A single U.S. dollar amount equal to the principal amount of each note multiplied by: Leverage * Basket Return provided that the minimum Additional Amount payable on the notes shall be zero .

Initial Currency Rates and Weightings	The Initial Currency Rate and the weighting for the USD and each Reference Currency is as set forth below:

Currency	Initial Currency Rate	Weighting
EUR	[TBD]	50%
JPY	[TBD]	35%
BRL	[TBD]	4%
RUB	[TBD]	4%
INR	[TBD]	2%
CNY	[TBD]	5%

The Initial Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the Trade Date.

Weighted Currency Returns	For each Reference Currency:

Weighting *	{	Initial Reference Currency Rate - Settlement Rate	}
Initial Reference Currency Rate

Basket Return	Sum of Weighted Currency Returns

Settlement Rate

For each Reference Currency, the Reference Exchange Rate on the Valuation Date, determined in accordance with the Settlement Rate Option (subject to the occurrence of a Disruption Event). The Settlement Rate for the USD shall be 1.

Settlement Rate Option and Valuation Business Day:	Reference Currency	Screen Reference	Valuation Business Da
	EUR	1FED	New York
	JPY	1FED	New York
	BRL	BRFR	Brazilia, Rio de Janiero or São Paulo; and New York
	RUB	EMTA	Moscow and New York
	INR	RBIB	Mumbai and New York
	CNY	SAEC	Beijing and New York

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the prospectus supplement dated May 30, 2006 for the issuer’s Medium Term Notes, Series I.

Business Day	New York

Business Day Convention	Following

Disruption Events	If a Disruption Event relating to one or more Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Return using

	•	for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•

for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the prospectus supplement dated May 30, 2006, for the issuer’s Medium Term Notes, Series I).

A “Disruption Event” means any of the following events with respect to a Reference Currency, as determined in good faith by the Calculation Agent:

(A)

the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the delivery of USD from accounts inside the Reference Currency Jurisdiction for that Reference Currency to accounts outside that Reference Currency Jurisdiction; or (y) with respect to the Euro, Ruble and the Yen only, the conversion of the Reference Currency into USD through customary legal channels; or

	(B)	the occurrence of any event causing the Reference Exchange Rate for the Reference Currency to be split into dual or multiple currency exchange rates; or

(C)

the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

Calculation Agent	Lehman Brothers Inc.

Underwriter	Lehman Brothers Inc.

Identifier	ISIN: TBD CUSIP: TBD

Settlement System	DTC

Denominations	USD 1,000 and whole multiples of USD 1,000

Issue Type	US MTN

United States Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006.

Historical Exchange Rates

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending June 13, 2004 through the week ending June 17, 2007 using historical data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar.  The spot exchange rates used to calculate the Basket Return are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Return or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Historical Basket Return

The following chart shows the hypothetical Basket Return at the end of each week in the period from the week ending June 13, 2004 through the week ending June 17, 2007, based on the hypothetical composite performance of the Reference Currencies using data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The Basket Return was indexed to a level of 0.0 based upon the Reference Exchange Rates determined on June 17, 2007, based upon Initial Reference Currency Rates determined on that day.  The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Return described above. Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.  For purposes of the notes and the determination of the Additional Amount, the Basket Return will be indexed to 0.0 on the Trade Date.

Hypothetical Redemption Amount Payment Examples

The following hypothetical payment examples for this note show scenarios for the Redemption Amount and Additional Amount payable at maturity of the notes, based on hypothetical values for the Leverage (210%) and the Initial Reference Currency Rates (each of which will be determined on the Trade Date) and for the Settlement Rates and resulting Basket Return (which will be determined on the Valuation Date).  The following results are based solely on the hypothetical examples cited; the Initial Reference Currency Rate and Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.  Numbers in the examples have been rounded for ease of analysis.

Example 1: EUR, JPY, BRL, RUB, INR and CNY each appreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of 0.0538, or 5.38%, which is greater than zero.  The Additional Amount is therefore 11.31% (equal to the Basket Return times the Leverage of 210%), and a Redemption Amount is equal to 111.31% times the principal amount of the notes.

Because the Basket Return is 0.0538, which is greater than zero, the Redemption Amount payable at maturity is equal to $1,113.10 per $1,000 note (reflecting an Additional Amount of 11.31% per note), calculated as follows:

                Redemption Amount = $1,000 + ($1,000 * 210% * 0.0538) = $1,113.10

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
EUR	0.7456	0.6977	50%	0.0321
JPY	123.42	121.14	35%	0.0065
BRL	1.9110	1.8201	4%	0.0019
RUB	25.9401	22.1409	4%	0.0059
INR	40.680	34.140	2%	0.0032
CNY	7.6295	6.9756	5%	0.0043

Basket Return = Sum of Weighted Currency Returns =				0.0538
Leverage =				210%
Additional Amount =				11.31%
Redemption Amount =				111.31%

Example 2: EUR, JPY, BRL, RUB, INR and CNY each depreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of -0.0395, or -3.95%, which is less than zero.  The Additional Amount therefore is zero, and the Redemption Amount is 100% (the return of principal invested, with no additional return).

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
EUR	0.7456	0.7790	50%	-0.0224
JPY	123.42	126.77	35%	-0.0095
BRL	1.9110	2.001	4%	-0.0019
RUB	25.9401	27.8111	4%	-0.0029
INR	40.680	42.77	2%	-0.0010
CNY	7.6295	7.9000	5%	-0.0018

Basket Return = Sum of Weighted Currency Returns =				-0.0395
Additional Amount =				0%
Redemption Amount =				100%

Example 3: EUR, BRL and CNY appreciate relative to their Initial Reference Currency Rates while JPY, RUB and INR depreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of 0.0399, or 3.99%, which is greater than zero.  The Additional Amount is therefore 8.39% (equal to the Basket Return times the Leverage of 210%), and the Redemption Amount is equal to 108.39% times the principal amount of the notes.

Because the Basket Return is 0.0399, which is greater than zero, the Redemption Amount payable at maturity is equal to $1,083.90 per $1,000 note (reflecting an Additional Amount of 8.39% per note), calculated as follows:

                Redemption Amount = $1,000 + ($1,000 * 210% * 0.0399) = $1,083.90

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
EUR	0.7456	0.6790	50%	0.0447
JPY	123.42	126.77	35%	-0.0095
BRL	1.9110	1.721	4%	0.0040
RUB	25.9401	27.8111	4%	-0.0029
INR	40.680	42.77	2%	-0.0010
CNY	7.6295	6.9111	5%	0.0047

Basket Return = Sum of Weighted Currency Returns =				0.0399
Leverage =				210%
Additional Amount =				8.39%
Redemption Amount =				108.39%

Example 4 EUR, BRL and CNY appreciate relative to their Initial Reference Currency Rates while JPY, RUB and INR depreciate relative to their Initial Reference Currency Rate, resulting in a Basket Return of -0.0114, or -1.14%, which is less than zero.  The Additional Amount is therefore zero, and the Redemption Amount is 100% (the return of principal invested, with no additional return).

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Reference Currency Rate (on Trade Date)	Settlement Rate (on Valuation Date)	Weighting	Weighted Currency Return
EUR	0.7456	0.7390	50%	0.0044
JPY	123.42	127.77	35%	-0.0123
BRL	1.9110	1.8001	4%	0.0023
RUB	25.9401	29.8111	4%	-0.0060
INR	40.680	48.77	2%	-0.0040
CNY	7.6295	7.0000	5%	0.0041

Basket Return = Sum of Weighted Currency Returns =				-0.0114
Additional Amount =				0%
Redemption Amount =				100%